Exhibit 10.28

Gallery at NoHo Commons

AMENDMENT TO AGREEMENT OF SALE

THIS AMENDMENT TO AGREEMENT (“Amendment”) is entered into as of September 17, 2009 (the “Effective Date”) by and between and BEHRINGER HARVARD NOHO, LLC, a Delaware limited liability company (“Purchaser”) and SF NO HO LLC, a California limited liability company (“Seller”).

RECITALS

WHEREAS, Seller and Behringer Harvard Multifamily OP I LP entered into an Agreement of Sale dated August 12, 2009 (“Agreement”) and subsequent thereto Behringer Harvard Multifamily OP I LP assigned its right, title and interest thereunder to Purchaser pursuant to an Assignment of Agreement of Sale made effective as of August 19, 2009.

WHEREAS, as part of the transaction contemplated by the Agreement, Purchaser, Seller and the CRA entered into a Subarea “A” Partial Assignment of Owner Participation Agreement and Consent to Assignment (the “Partial Assignment”), effective as of the Closing Date.

WHEREAS, the CRA and/or The U.S. Department of Housing and Urban Development (“HUD”) are currently conducting one or more audits of the Property (collectively, the “CRA/LA Audit”).

WHEREAS, as part of the Partial Assignment, CRA requires that Seller and Purchaser agree to cure any findings of violations pursuant to the CRA/LA Audit.

WHEREAS, Seller and Purchaser desire to amend the terms of the Agreement pursuant to the terms set forth in this Amendment.

i

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, terms, and agreements set forth in this Amendment, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Capitalized terms used herein and not otherwise defined or described herein shall have the meanings ascribed to them in the Agreement.

2.             As used in Paragraph 18(d) of the Agreement, as amended, the term “Seller CRA Audit Liability” means all costs, liabilities, expenses, fees (including reasonable attorneys fees, court costs and costs of investigation and appeal), damages and all other amounts incurred by Purchaser as a result of claims, loss, damages or actions by CRA and/or HUD or against Purchaser arising out of the CRA/LA Audit for matters that occurred during Seller’s period of ownership of the Property including, without limitation, any claim or action against Purchaser for monitoring or compliance issues, excluding any costs, liabilities, expenses, fees (including reasonable attorneys fees, court costs and costs of investigation and appeal), damages and amounts claimed or asserted by CRA and/or HUD arising out of the CRA/LA Audit pertaining to the physical condition of the Property, including Hazardous Materials and Hazardous Substances.

3.             As used in Paragraph 18(d) of the Agreement, as amended, the term “Seller’s Partial Assignment Indemnity Liability” means any obligation of Seller to indemnify Purchaser pursuant to Section 6.1 of the Partial Assignment; provided, that Purchaser agrees that Seller’s Partial Assignment Indemnity Liability and its indemnity obligations under Section 6.1 of the Partial Assignment shall not include any matters pertaining to the physical condition of the Property, including Hazardous Materials and Hazardous Substances.

4.             As used in this Amendment, the term “Purchaser CRA Audit Liability” means all costs, liabilities, expenses, fees (including reasonable attorneys fees, court costs and costs of investigation and appeal), damages and all other amounts incurred by Seller as a result of claims, loss, damages or actions by CRA and/or HUD against Seller arising out of the CRA/LA Audit for matters that occur during Purchaser’s period of ownership of the Property after Closing including, without limitation, any claim or action against Seller for monitoring or compliance issues, excluding any Seller CRA Audit Liability.

5.             Paragraph 18(d) of the Agreement is amended and restated in its entirety as follows:

Purchaser’s right to make a claim against Seller for a breach of an indemnity (except for Seller’s indemnity for a brokerage commission), representation, warranty or covenant under this Agreement or the Exhibits attached hereto or for  any Seller CRA/LA Audit Liability or for any Seller’s Partial Assignment Indemnity Liability (collectively or individually, a “Claim”) shall expire on the one year anniversary of the Closing and delivery of the Deed (“Survival Date”).  As to any Claim, Purchaser must: (i) notify Seller of the existence of the Claim in question (“Claim Notice”); and (ii) if not otherwise resolved, then Purchaser may, at its option, institute legal proceedings in a court of competent jurisdiction within one (1) year after the Survival Date (“Judicial Proceedings Date”).  Any Claim for which a Claim Notice is not delivered by Purchaser to Seller on or prior to the Survival Date or for which legal proceedings are not instituted on or prior to the Judicial Proceedings Date shall be deemed to have been waived by Purchaser and rendered null and void and of no further force or effect.  Seller’s total liability in the aggregate for all Claims shall not exceed One Million ($1,000,000.00) Dollars.  Seller shall not be liable for any Claim(s) until the aggregate of all Claims exceeds Twenty Thousand ($20,000.00) Dollars.  The terms and limitations placed upon Seller in this Paragraph 18(d) shall apply notwithstanding anything to the contrary in this Agreement.  Fairfield California Housing Fund LLC (“FCHF”) irrevocably and absolutely guarantees to Purchaser the timely payment in full for all amounts due and payable to Purchaser in connection with a Claim (subject to the aggregate limitation on liability of $1,000,000 set forth above).  FCHF represents and warrants that FCHF, as an affiliate of Seller, derives substantial benefit in consideration for the foregoing guaranty.

6.             Purchaser agrees to indemnify, defend and hold harmless each Seller Indemnitee from any and all Purchaser CRA Audit Liability. Seller’s right to make a claim (“Seller CRA

Claim”) against Purchaser for any Purchaser CRA Audit Liability shall expire on the Survival Date (as defined in the Agreement, as amended).  As to any Seller CRA Claim, Seller must: (i) notify Purchaser of the existence of the Seller CRA Claim in question (“Seller CRA Claim Notice”); and (ii) if not otherwise resolved, then Seller may, at its option, institute legal proceedings in a court of competent jurisdiction prior to the expiration of the Judicial Proceedings Date (as defined in the Agreement, as amended).  Any Seller CRA Claim for which a Seller CRA Claim Notice is not delivered by Seller to Purchaser on or prior to the Survival Date or for which legal proceedings are not instituted on or prior to the Judicial Proceedings Date, shall be deemed to have been waived by Seller and rendered null and void and of no further force or effect.  Purchaser’s total liability in the aggregate for all Seller CRA Claims shall not exceed One Million ($1,000,000.00) Dollars. Purchaser shall not be liable for any Seller CRA Claim(s) until the aggregate of all Seller CRA Claims exceeds Twenty Thousand ($20,000.00) Dollars.  The terms and limitations placed upon Seller in this Paragraph shall apply notwithstanding anything to the contrary in this Agreement.

7.             All terms of the Agreement remain in full force and effect except as modified hereby.

8.             This Amendment may be executed in electronic format and in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed the day and year first above written.

PURCHASER:

BEHRINGER HARVARD NOHO, LLC,
a Delaware limited liability company

By:	/s/ Robert T. Poynter
Name:	Robert T. Poynter
Title:	Vice President

SELLER:

SF NO HO LLC,
a California limited liability company

By:	FF CALIFORNIA HOUSING FUND LLC,
a Delaware limited liability company,
its Manager

	By:	FF PROPERTIES, INC., a Delaware
corporation, its Manager

		By:	/s/ Gino A. Barra
Gino A. Barra
Vice President

Fairfield California Housing Fund LLC, a Delaware limited liability company, joins in the execution of this Amendment solely to acknowledge and consent to its obligation to guaranty of a Claim as set forth in Paragraph 18(d) of the Agreement, as amended by this Amendment, and that it is hereby bound to the terms and conditions of Paragraph 18(d) of the Agreement, as amended by this Amendment for that purpose.  Fairfield California Housing Fund LLC acknowledges and agrees that it is the owner of a direct or indirect interest in Seller and will materially benefit from the sale of the Property.

Fairfield California Housing Fund LLC,
a Delaware limited liability company

By:	FF California Housing Fund LLC,
a Delaware limited liability company,
Manager

	By:	FF Properties, Inc.,
a Delaware corporation,
its Manager

		By:	/s/ Gino A. Barra

Name: Gino A. Barra
Title: Vice President